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                                                                    EXHIBIT 11.1




                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES
               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                                   UNAUDITED



BASIC AND DILUTED EARNINGS PER SHARE                        YEARS ENDED
                                                  ------------------------------
                                                            DECEMBER 31,
                                                  ------------------------------
                                                      1997               1996
                                                  ------------        ----------
Net income (loss)                                 $(15,638,413)       $5,332,008
                                                  ============        ==========

Shares:
  Weighted average common shares issued             10,053,734         7,770,175
  Assuming exercise of options, reduced
   by the number of common shares which could
   have been purchased with the proceeds
   from exercise of such option                             --           270,075
                                                  ------------        ----------
  Weighted average number of common shares
   outstanding, as adjusted                         10,053,734         8,040,250
                                                  ============        ==========

Net income (loss) per common share:
   Basic earnings (loss) per share                $      (1.56)       $     0.69
                                                  ============        ==========
   Diluted earnings (loss) per share              $      (1.56)       $     0.66
                                                  ============        ==========





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